Exhibit 5.5

[Letterhead of Deutsche Bank AG]

Deutsche Bank Aktiengesellschaft

Taunusanlage 12

60325 Frankfurt am Main

Germany

May 24, 2013

Deutsche Bank Aktiengesellschaft – Fixed to Fixed Reset Rate Subordinated Tier 2 Notes Due 2028

Ladies and Gentlemen:

In our capacity as Counsel of Deutsche Bank Aktiengesellschaft (the “Bank”) we have advised the Bank as to matters of German law in connection with the offering and sale (the “Offer”) of $1,500,000,000 aggregate principal amount of the Fixed to Fixed Reset Rate Subordinated Tier 2 Notes Due 2028 (the “Notes”) issued by the Bank pursuant to a Subordinated Indenture, dated as of May 21, 2013 (the “Base Indenture”) as supplemented by the First Supplemental Subordinated Indenture, dated May 24, 2013 (the “Supplemental Indenture” and together with the Base Indenture, the “Indenture”), in each case among the Bank, Wilmington Trust, National Association, as trustee (the “Trustee”) and Deutsche Bank Trust Company Americas, as paying agent, transfer agent and registrar and authenticating agent (the “Agent”). This opinion relates solely to matters of German law.

For the purpose of this opinion we have examined the following documents:

(a)	the Articles of Association (Satzung) of the Bank as currently in force;

(b)	copies of the executed Purchase Agreement, dated May 21, 2013, among the Bank and the several managers named in Schedule B thereto (the “Managers”) the executed Subordinated Indenture, dated May 21, 2013, the executed First Supplemental Subordinated Indenture, dated May 24, 2013, and the Notes in global form as executed by the Bank and authenticated by the Agent;

(c)	a copy of power of attorney issued on behalf of the Bank by Anshuman Jain and Stefan Krause, members of the Management Board of the Bank, on August 28, 2012 (the power of attorney issued on August 28, 2012, the “Power of Attorney”);

(d)	a copy of the Officer’s Certificate pursuant to the Indenture; and

(e)	such other documents as we have deemed necessary to enable us to give this opinion.

We have relied, as to matters of fact, on certificates of the responsible officers of the Bank and public officials. We have assumed that:

(i)	the Notes are valid, binding and enforceable under the laws of New York (by which they are expressed to be governed), except that no such assumption is made as to the provisions in the the Notes that are stated to be expressly governed by German law, or the authorization, execution and delivery of the Notes by the Bank; and

(ii)	all signatures on all documents submitted to us are genuine and that copies of all documents submitted to us are complete and conform to the originals.

Based upon the foregoing we are of the opinion that the Notes have been duly executed and delivered by the Bank under the law of Germany, and are valid, binding and enforceable agreements of the Bank, insofar as they are expressly stated to be governed by German law.

This opinion is subject to the following qualifications:

(A)	enforcement of the Notes may be limited by bankruptcy, insolvency, liquidation, reorganization, limitation and other laws of general application, or by governmental acts, relating to or affecting the rights of creditors;

(B)	courts in Germany (assuming they accept jurisdiction) do not apply provisions of foreign law to the extent such provisions are obviously irreconcilable with essential principles of German law, in particular rights under constitutional law of Germany; and

(C)	we do not express an opinion as to any rights and obligations the Bank may have or appears to have under the Notes against itself.

We are furnishing this opinion solely for your benefit, except that the Managers may rely upon it, and this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written approval in each instance. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ Mathias Otto	/s/ Matthias von Tiesenhausen
Mathias Otto	Matthias von Tiesenhausen
Deputy General Counsel	Senior Counsel
Germany, Central & Eastern Europe	of Deutsche Bank AG
of Deutsche Bank AG